EXHIBIT 4.1


                     FIRST AMENDMENT TO RIGHTS AGREEMENT

     This First Amendment, to the Rights Agreement (the "First Amendment"), made and entered into as of the 14th day of March 2002, is by and between CRIIMI MAE INC., a Maryland corporation (the "Company") and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation, as Rights Agent (the "Rights Agent").

                                     RECITALS

     1. On January 23, 2002, the Company and the Rights Agent entered into the Rights Agreement (the "Rights Agreement").

     2. Pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement without the approval of any holders of Rights Certificates (as defined in the Rights Agreement) as the Company may deem necessary or desirable until such time as the Rights (as defined in the Rights Agreement) are no longer redeemable.

     3. The Rights are currently redeemable.

     4. The Rights Agreement provides that an "Acquiring Person" shall mean any Person (as defined in the Rights Agreement) who or which, together will all Affiliates and Associates (as defined in the Rights Agreement) of such Person, shall be the Beneficial Owner (as defined in the Rights Agreement) of 5% or more of the Company's common stock, subject to certain enumerated exceptions.

     5. This First Amendment amends the definition of "Beneficial Owner" defined in Section 1(c) of the Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency off which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Amendatory  Provision:  The definition of "Beneficial  Owner" defined in
Section 1(c) is deleted in its entirety and is amended by inserting in lieu thereof the following:

     "(c) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

          (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

          (ii) which such Person or any of such Person's Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights),

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     warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

          (iii) which such Person or any of such Person's Affiliates or Associates has, directly or indirectly, the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (iii) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (iv) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(iii)) or disposing of any securities of the Company; or

          (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement (the "Exchange Act"), but only so long as (w) such Person satisfies both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, (x) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act, (y) such Person does not have a right to dividends or proceeds from the sale of Common Shares or otherwise have an interest in Common Shares such that such Person is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Internal Revenue Code (the "Code") and (z) such Person is not a member of a group of Persons who have a formal or informal understanding among themselves to make a coordinated acquisition of Common Shares or is otherwise a member of a group such that such group constitutes an "entity" (as defined in Section 1.382-3(a)(1) of the Code) that is deemed the owner of 5% or more of the Common Shares outstanding for purposes of Section 382 of the Code."

     2. Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Rights Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect.

     3. Governing Law. This First Amendment shall be governed by the internal laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

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     4.  Counterparts.  This  First  Amendment  may be  executed  in one or more counterparts, each of which shall be deemed an original, and all of which taken together, shall constitute one and the same instrument.

     5. Enforceability. If any provision of this First Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire First Amendment or the Rights Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this First Amendment and the Rights Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                          [Signature Page Follows]

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     IN WITNESS WHEREOF,  the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.


                                           CRIIMI MAE INC.


/s/Susan B. Railey                         /s/William B. Dockser
-------------------------------            -----------------------------
Name:  Susan B. Railey                     Name:  William B. Dockser
Title: Assistant Secretary                 Title: Chairman of the Board


                                           REGISTRAR AND TRANSFER
                                           COMPANY, as Rights Agent



/s/Mary Rose Cascaes                       /s/William P. Tatler
-------------------------------            ------------------------------
Name:  Mary Rose Cascaes                   Name:  William P. Tatler
Title: Executive Vice President            Title: Vice President